Exhibit 23.2

September 24, 2009

To

Embraer–Empresa Brasileira de Aeronáutica S.A.

Avenida Brigadeiro Faria Lima, 2170

São José dos Campos–SP

We consent to the incorporation by reference in this Registration Statement of Embraer–Empresa Brasileira de Aeronáutica S.A. (the “Company”) on Form F-3 of our report on the consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2006, dated April 18, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, effective as of January 1, 2009 as discussed in Note 2 to the consolidated financial statements, as to which the date is September 23, 2009) appearing in the Report on Form 6-K of the Company filed on September 24, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Auditores Independentes